Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Shares, par value US$0.01 per share, of ATA Creativity Global, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

Each of the undersigned agrees and acknowledges that it is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein; provided, however, that no person is responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 21, 2026.

EVERRISE HOLDINGS LLC

By: JUNO CLOUD TECHNOLOGIES LIMITED, its Sole Member

By:	/s/ Chunlin Chen
Name:	Chunlin Chen
Title:	Director

JUNO CLOUD TECHNOLOGIES LIMITED

By:	/s/ Chunlin Chen
Name:	Chunlin Chen
Title:	Director

CHUNLIN CHEN

/s/ Chunlin Chen